Madrid/Roma, 11 de junio de 2007

COMISIÓN NACIONAL DEL MERCADO DE VALORES
Dirección de Mercados Primarios
Paseo de la Castellana, 19
28046 Madrid

Fax nº:

91 585 1662

Muy señores nuestros:

En cumplimiento de lo dispuesto en el Artículo 82 de la Ley 24/1988, de 28 de julio, de Mercado de Valores (en adelante, “LMV”), ACCIONA, S.A. (en adelante, “ACCIONA”) y ENEL S.p.A. (en adelante, “ENEL”), comunican el siguiente:

Dear Sirs,

In compliance with section 82 of Act 24/1988, of July 28th, on the Securities Market (hereinafter, “LMV”), ACCIONA, S.A. (hereinafter, “ACCIONA”) and ENEL S.p.A. (hereinafter, “ENEL”) hereby report the following:

HECHO RELEVANTE	RELEVANT INFORMATION

En el día de hoy el Registro Mercantil de Madrid ha depositado, a solicitud de ACCIONA y ENEL y  a los efectos de lo previsto en el artículo 112 LMV, según redacción dada por la Ley 26/2003, de 17 de julio, de Transparencia, el pacto parasocial relativo a las restricciones a la libre transmisibilidad de las acciones de Endesa recogidas en la Cláusula Duodécima del contrato suscrito entre ACCIONA y ENEL el 26 de marzo de 2007 de gestión compartida de ENDESA, S.A. bajo el liderazgo de ACCIONA (en adelante, el “Acuerdo”), según testimonio notarial parcial del Acuerdo que se acompaña a este hecho relevante.

La celebración del Acuerdo fue debidamente comunicada a la Comisión Nacional del Mercado de Valores como Hecho Relevante número 78443.

As of today, the Madrid Mercantile Registry has deposited, at ACCIONA´s and ENEL´s request and to the effects provided for in article 112 LMV, in accordance with the drafting given by Act 26/2003, dated July 17th, of Transparency, the corporate agreement (pacto parasocial) regulating the restrictions to the free transferability of ENDESA´s shares provided for in Clause Twelve of the agreement entered into between ACCIONA and ENEL on March 26th, 2007, for the joint management of ENDESA, S.A. under the leadership of ACCIONA (hereinafter, the “Agreement”), according to the partial notarial deed of the Agreement copy of which is included in this relevant fact.

The signing of the Agreement was duly reported to the Comisión Nacional del Mercado de Valores as Hecho Relevante number 78443.

Por el contrario, el resto del Acuerdo sujeto a publicidad y depósito según el señalado artículo 112 de la LMV, esto es, la parte relativa a la regulación del ejercicio del derecho de voto en la Junta General de

On the contrary, the rest of the Agreement subject to deposit and publicity according the abovementioned article 112 of the LMV, this is the part of the Agreement regulating the exercise of the voting rights in the General

Accionistas de ENDESA, S.A. previsto en la Cláusula Sexta del Acuerdo, no ha quedado depositado, al no estar en vigor, sin perjuicio de que en el momento en que adquiera eficacia, se proceda a su depósito, según dispone el citado artículo 112 LMV, lo que ocurrirá en caso de que, tras la liquidación de la OPA, Acciona y Enel adquieran el control efectivo de Endesa (es decir, tengan en conjunto más del 50 % del capital social de Endesa y hayan nombrado a más de la mitad de su consejo de administración). Mientras tanto, Enel y Acciona son libres para determinar el sentido del derecho de voto de sus acciones de ENDESA como mejor convenga a sus intereses.

Shareholders´ Meeting of ENDESA, S.A. provided for in Clause Six of the Agreement, has not been deposited, since it is not in force, regardless of the fact that in the moment it becomes effective, it will be lodged pursuant to the referred article 112 LMV, which will take place if, after settlement of the takeover bid, Acciona and Enel would acquire effective control of Endesa (this is, that they would jointly own over 50 % of the capital stock of Endesa and would have appointed over one half of its board of directors). In the meantime, Enel and Acciona are free to decide the content of the vote of their respective shareholding on Endesa, as it may be more convenient to their corresponding interests.

Atentamente/Yours faithfully,
ACCIONA, S.A. P.p. _________________________	ENEL, S.p.A. P.p. _______________________